SCHEDULE A

SERIES AND CLASSES

As of August 31, 2011

Series	Classes
AQR Diversified Arbitrage Fund	Class I and Class N
AQR Emerging Markets Fund	Class Y, Class I and Class N
AQR Global Equity Fund	Class Y, Class I and Class N
AQR International Equity Fund	Class Y, Class I and Class N
AQR International Small Cap Fund	Class Y, Class I and Class N
AQR Equity Plus Fund	Class I and Class N
AQR Small Cap Core Fund	Class I and Class N
AQR Small Cap Growth Fund	Class I and Class N
AQR Momentum Fund	Class L
AQR Small Cap Momentum Fund	Class L
AQR International Momentum Fund AQR Managed Futures Strategy Fund AQR Risk Parity Fund AQR Multi-Strategy Alternative Fund	Class L Class I and Class N Class I and Class N Class I and Class N
AQR Tax-Managed Momentum Fund	Class L
AQR Tax-Managed Small Cap Momentum Fund	Class L
AQR Tax-Managed International Momentum Fund	Class L